EXHIBIT 99.1

DUPONT NAMES THREE EXECUTIVE VICE PRESIDENTS

               WILMINGTON, Del., June 16, 2006 - DuPont today announced the naming of three executive vice presidents who will play key roles as DuPont accelerates its delivery of science-based solutions to markets around the world.

               The appointments involve Jeffrey L. Keefer as Chief Financial Officer, succeeding Gary M. Pfeiffer, who will retire at the end of this year; and Thomas M. Connelly, Jr., and Ellen J. Kullman, whose responsibilities will be expanded. They join Chief Operating Officer Richard R. Goodmanson as DuPont executive vice presidents.

               “In their new roles, these leaders will build on the company’s positive momentum in increasing the pace of scientific innovation, accelerating the commercialization of bio-based materials, and strengthening our connection to customers and market needs worldwide,” said DuPont Chairman and Chief Executive Officer Charles O. Holliday, Jr.

               The executive vice president appointments are as follows:

               Thomas M. Connelly, Jr., 53, currently senior vice president and chief science and technology officer, will become Executive Vice President and Chief Innovation Officer. Connelly’s responsibilities will be focused on DuPont Bio-Based Materials, specifically enabling the delivery of DuPont innovations to the marketplace in line with rapidly increasing demand for a range of end-uses. DuPont has estimated the net present value of its bio-based materials pipeline to be more than $3 billion. Connelly also will continue to ensure that DuPont’s science and innovation is tightly connected to customers and market needs.

               Ellen J. Kullman, 50, currently group vice president - DuPont Safety & Protection, will become executive vice president with overall responsibility for two business platforms — DuPont Safety & Protection and DuPont Coatings & Color Technologies - and two corporate functions:  Market & Sales and Safety & Sustainability.

               Jeffrey L. Keefer, 54, formerly Group Vice President - DuPont Performance Materials, will become Executive Vice President and Chief Financial Officer. He will succeed Gary M. Pfeiffer, who plans to retire at the end of this year following 32 years of service.

               “Gary Pfeiffer has been an outstanding leader throughout his DuPont career in a range of business and financial roles. His nine years as CFO spanned a period of tremendous change, including DuPont’s transformation to a market-driven science company. We thank Gary for his excellent leadership and broad contributions to DuPont,” Holliday said.

               “With Gary’s plans to retire, our announcement of Jeff Keefer as CFO is designed to ensure a smooth transition of financial leadership. As CFO, Jeff will focus on creating value for shareholders, continuing the strong financial support of DuPont’s growth strategies and ongoing adherence to our financial policies and regulatory requirements. Jeff started his career in DuPont Finance. He has a broad background in DuPont and a demonstrated track record of business success,” Holliday added.

               “Our bio-based materials investments and strategies are beginning to bear fruit in a number of key markets, and Tom Connelly is the right leader to ensure that our scientific innovations deliver strong business results,” Holliday said. “The power of DuPont science, exemplified by a robust pipeline, and our global market access truly gives us a competitive advantage in this rapidly growing area.”

               “With added responsibility for Marketing & Sales, Ellen Kullman will strengthen our business focus and connections globally to customer and market needs,” Holliday said. “She also will drive the integration of sustainability to our processes and products as a significant differentiator of DuPont businesses.”

               Concurrently, DuPont announced the following leadership appointments:

               Uma Chowdhry, 58, vice president - DuPont Central Research & Development, is named Senior Vice President and Chief Technology Officer. She will have responsibility for the company’s research and development programs, including accountability for leveraging DuPont technologies, scientific competencies and market-facing R&D programs across all businesses.

               Mark P. Vergnano, 48, currently vice president and general manager - DuPont Surfaces and Building Innovations, is named Group Vice President - DuPont Safety & Protection. Vergnano has extensive experience in Safety & Protection businesses, including his current assignment and leadership roles in Advanced Fiber Systems and Nonwovens. He has demonstrated success in growing businesses through strong marketing and brand building.

               Roger Siemionko, 53, technology director - DuPont Safety & Protection, is named Vice President, Technology - DuPont Safety & Protection.

               John Pierce, 52, director - DuPont Biochemical Science and Engineering, is named Vice President - DuPont Bio-Based Technology.

               DuPont is a science company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

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6/16/06